EXHIBIT 12

Morgan Stanley

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in millions)

	Three Months Ended		Nine Months Ended		Fiscal Year
	August 31, 2003	August 31, 2002	August 31, 2003	August 31, 2002	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges

Earnings:
Income before income taxes (1)	$1,877	$969	$4,218	$3,563	$4,720	$5,734	$8,554	$7,756	$5,405
Add: Fixed charges, net	3,409	3,229	9,237	9,098	12,136	20,891	18,306	12,598	13,544

Income before income taxes and fixed charges, net	$5,286	$4,198	$13,455	$12,661	$16,856	$26,625	$26,860	$20,354	$18,949

Fixed Charges:
Total interest expense	$3,368	$3,188	$9,116	$8,968	$11,970	$20,755	$18,155	$12,487	$13,444
Interest factor in rents	41	41	120	129	165	162	154	111	100
Dividends on preferred securities subject to mandatory redemption	47	21	109	65	87	50	28	28	20

Total fixed charges	$3,456	$3,250	$9,345	$9,162	$12,222	$20,967	$18,337	$12,626	$13,564

Ratio of earnings to fixed charges	1.5	1.3	1.4	1.4	1.4	1.3	1.5	1.6	1.4

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Earnings:
Income before income taxes (1)	$1,877	$969	$4,218	$3,563	$4,720	$5,734	$8,554	$7,756	$5,405
Add: Fixed charges, net	3,409	3,229	9,237	9,098	12,136	20,891	18,306	12,598	13,544

Income before income taxes and fixed charges, net	$5,286	$4,198	$13,455	$12,661	$16,856	$26,625	$26,860	$20,354	$18,949

Fixed Charges:
Total interest expense	$3,368	$3,188	$9,116	$8,968	$11,970	$20,755	$18,155	$12,487	$13,444
Interest factor in rents	41	41	120	129	165	162	154	111	100
Dividends on preferred securities subject to mandatory redemption	47	21	109	65	87	50	28	28	20
Preferred stock dividends	0	0	0	0	0	50	56	72	87

Total fixed charges and preferred stock dividends	$3,456	$3,250	$9,345	$9,162	$12,222	$21,017	$18,393	$12,698	$13,651

Ratio of earnings to fixed charges and preferred stock dividends	1.5	1.3	1.4	1.4	1.4	1.3	1.5	1.6	1.4

(1) Income before income taxes does not include dividends on preferred securities subject to mandatory redemption. Fiscal 2001 income before income taxes does not include an extraordinary item or cumulative effect of accounting change. Fiscal 1998 income before income taxes does not include a cumulative effect of accounting change.

“Earnings” consist of income before income taxes and fixed charges, less dividends on preferred securities subject to mandatory redemption. “Fixed charges” consist of interest cost, including interest on deposits, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.